Exhibit 99.1

Contact:
Richard Broome
The Hertz Corporation
201-307-2486
rbroome@hertz.com

FOR IMMEDIATE RELEASE

HERTZ GLOBAL HOLDINGS APPOINTS MARK P. FRISSORA CHAIRMAN

— Craig Koch’s previously announced retirement effective January 1, 2007

PARK RIDGE, NJ (December 21, 2006) — Hertz Global Holdings, Inc. (NYSE: HTZ) today announced that Mark P. Frissora, the chief executive officer of Hertz Global Holdings, has been appointed to the additional role of Chairman of the Board of Directors.  Mr. Frissora has also been appointed Chairman of the Board of The Hertz Corporation, an indirect subsidiary of Hertz Global Holdings.    Mr. Frissora joined Hertz as chief executive officer in July 2006 after a successful six-year tenure as Chairman and chief executive officer of Tenneco, Inc., the $4.4 billion global supplier of automotive emission control and ride control products.

Mr. Frissora succeeds Craig R. Koch, who is retiring on January 1, 2007, having previously announced in October 2005 his intention to retire.  Mr. Koch concludes a thirty five-year career at Hertz, including six and one-half years as chief executive officer from January 2000 until Mr. Frissora’s appointment.   Hertz Global Holdings completed a successful initial public offering of common stock on November 21, 2006.

Mr. Frissora, commenting on his appointment as Chairman of the Boards of Hertz Global Holdings and The Hertz Corporation, said, “Hertz is a premium global brand, and a leader in two complementary businesses, car and equipment rental.   I am honored to have the opportunity to help build on Hertz’s many successes achieved under Craig Koch’s leadership.   Hertz is blessed with a highly experienced management team and majority owners mutually committed to growth, continuous improvement and expanding Hertz’s deserved reputation for superior service.”

During Mr. Frissora’s tenure at Tenneco, Tenneco earned two Automotive Industry Shareholder Awards in 2004 for delivering the highest shareholder returns — 158% in one year, 745% in three years — of any global automotive supplier.   Mr. Frissora has over 28 years of consumer and automotive related experience in both aftermarket and original equipment businesses.  Prior to joining Tenneco Automotive in 1996 as Vice President of North American Emission Control Operations for Walker Manufacturing, Mr. Frissora served for five years as a Vice President at Aeroquip-Vickers Corporation.  While at Aeroquip-Vickers, he was responsible for both Canadian operations and U.S.-based distribution and assembly facilities.  From 1987 to 1991, Mr. Frissora held various management positions at Philips N.V., including Director of Marketing and Director of Sales.  Prior to joining Philips, he worked for ten years at General Electric Co. in positions of increasing responsibility in brand management, marketing and sales.   Mr. Frissora holds a B.A. degree from The Ohio State University and he serves on the Board of Directors of NCR Corporation.

ABOUT HERTZ

Hertz, the world’s largest general use car rental brand, operates from approximately 7,600 locations in 145 countries worldwide. Hertz is the number one airport car rental brand in the U.S. and at 69 major airports in Europe as well as the only car rental company with corporate and licensee locations in cities and airports in Africa, Asia, Australia, Latin America and North America.  Product and service initiatives such as Hertz #1 Club Gold, NeverLost customized, onboard navigation systems, SIRIUS Satellite Radio, and unique cars and SUVs offered through Hertz’s Prestige, Fun and Green Collections, set Hertz apart from the competition.   Hertz also operates one of the largest equipment rental companies in the United States and Canada combined, with corporate locations in France and Spain.